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                                                                    EXHIBIT 12.1

                                    PROLOGIS

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         (Dollar amounts in thousands)

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                                               Year Ended December 31,
                                      ------------------------------------------
                                        1998     1997     1996    1995    1994
                                      -------- -------- -------- ------- -------
Net earnings from operations......... $105,764 $ 32,371 $ 79,384 $47,660 $25,066
Add:
  Interest expense...................   77,650   52,704   38,819  32,005   7,568
                                      -------- -------- -------- ------- -------
Earnings as adjusted................. $183,414 $ 85,075 $118,203 $79,665 $32,634
                                      ======== ======== ======== ======= =======
Fixed charges:
  Interest expense................... $ 77,650 $ 52,704 $ 38,819 $32,005 $ 7,568
  Capitalized interest...............   19,173   18,365   16,138   8,599   2,208
                                      -------- -------- -------- ------- -------
    Total fixed charges.............. $ 96,823 $ 71,069 $ 54,957 $40,604 $ 9,776
                                      ======== ======== ======== ======= =======
Ratio of earnings to fixed charges...      1.9      1.2      2.2     2.0     3.3
                                      ======== ======== ======== ======= =======
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